Exhibit 4.2

ICL Group Ltd.
(the “Company”)

Equity Compensation Plan (2024)

1.          Title

This plan, as updated from time to time, will be titled “ICL Group Ltd. – Equity Compensation Plan (2024)” (the “Plan”).

2.          Purposes of the Plan

2.1
The purpose of the Plan is to allocate to the CEO of the Company, directors, officeholders, service providers,  and employees of the Company and of companies affiliated to the Company (the “Offerees”) (in this Plan, the term the “Company” also refers to a party affiliated to the Company (as defined below), unless otherwise indicated by the context), options for the purchase of ordinary shares of ILS 1.00 par value each (the “Shares” or “Company Shares”) of the Company (the “Option Warrants” or the “Options”) or Shares of restricted shares (as defined in Section 14 below) or restricted share units (as defined in Section 15 below) (all together – the "Equity Grants"), according to this Plan as approved by the Compensation and Human Resources Committee and the Company Board of Directors (the “Board”) and subject to the provisions of Sections 102, 3(I) and/or Sections 2(1)/2(2), (as relevant) of the Income Tax Ordinance (New Version), 5721-1961 (the “Income Tax Ordinance”) and the rules enacted by virtue thereof, as amended from time to time (the “Rules”).  Shares arising from the exercise of the Option Warrants or the exercise of restricted share units will be referred to in this Plan as the “Exercise Shares”.

2.2
The purpose of the Plan is to incentivize the Offerees to continue to contribute to the Company’s success in the future, success which is expected manifest, inter alia, in the long-term business results, in the price of the Company’s Share in the Tel Aviv Stock Exchange Ltd. (the “Stock Exchange”), and thereby to further the best interest of the Company and to increase its profits in the long-term.

3.          The Offerees

3.1
The Offerees are employees, directors, officeholders, service providers or other officials in managerial positions of the Company or an affiliated party thereof, in Israel and abroad, according to this Section 3.1.

3.2
In this respect, an “employee” is any person employed by the Company or an affiliated party of the Company and a director, except for a controlling shareholder as defined in Section 32(9) of the Income Tax Ordinance; a “service provider” is any person who has engaged with the company or an affiliated party thereof for providing services or consultation; an “affiliated party” is any person who is controlled directly or indirectly by the Company. The term control in relation to any person under this section will be interpreted as holding, directly or indirectly, the power to direct the activity of that person, whether through voting rights or through a contract or in any other way. In relation to Equity Grants that are provided under Section 102, an affiliated party will not include an entity that is not an “employing company” as defined in Section 102(A) of the Ordinance; a “person” refers to any individual, corporation, organization, enterprise, trust or unincorporated organization of another entity.

3.3
Unless the Board has established otherwise, Offerees who are Israeli employees will be granted Equity Grants in accordance with Section 102 of the Income Tax Ordinance, whereas other offerees will be allocated Equity Grants according to the provisions of Section 3(I) and/or Sections 2(1) / 2(2) of the Income Tax Ordinance, or according to the tax statutes of their country of residence, as relevant.

3.4
And it should be emphasized, in relation to Offerees who are officeholders as this term is defined in the Companies Law, the Equity Grants that will be allocated will also be subject, besides the conditions of the Plan and the Companies Law, to the provisions of the Company’s compensation policy, if there is one, as modified and updated from time to time.

4.          Terms of the Options

4.1
The Option Warrants will be allocated to the Offerees without consideration. Each Option Warrant will grant the right to receive from the Company by way of allocation one ordinary share of the Company, of ILS 1.00 par value, in return for payment of the Exercise Price, as defined hereunder.

4.2
Unless otherwise stated by the Board, the exercise price for each share subject to an Option Warrant will not be less than the average closing price on the Exchange of the share of the Company in the 30 days preceding the time of the Board’s resolution on the allocation and will be referred to hereinafter as the “Exercise Price”.

4.3
As long as the Board has not determined otherwise, the Exercise Price will be linked to the consumer price index, the base index being the index known on the date of the Board’s approval (the “Base Index”), and the Exercise Price will increase or decrease in accordance with the ratio between the index known at the Exercise Time and the Base Index. It is clarified that the Exercise Price for Offered who are not tax residents of Israel and/or who are subject to U.S. tax laws will not be linked to the consumer price index. In the case of occurrence of events specified in Sections 13.1-13.4 below, the required adjustments will be made to the Exercise Price.

4.4	A share fraction created as a result of the aforesaid calculation will be rounded to the closest complete Share. Immediately after exercising, the entire quantity of Options exercised will expire.

4.5
For the removal of doubt, it should be clarified that the Board is allowed, at its sole, full discretion, to exclude the effect of linking the Exercise Price to the consumer price index and/or making the adjustments to the Exercise Price under Section 13 of the Plan in relation to allocations that will be made by it.

4.6
In the absence of any determination to the contrary by the Board, the manner of payment of the Exercise Price by the Offeree will be in such a manner that the Exercise Price will not actually be paid to the Company, but will be taken into account at the time of calculation of the number of shares to which the Offeree is actually entitled from exercising the Options as set forth below (“Net Exercise”), as long as for Equity Grants according to Section 102 of the Income Tax Ordinance, the Net Exercise will be contingent upon prior approval from the Israel Tax Authority, if this approval is required in order to maintain a tax benefit pursuant to Section 102;

The number of Shares allocated in a Net Exercise will be calculated as follows:
(A-B) /A C* = the number of Shares allocated in the exercising;
A – the fair value of the Share at the Exercise time (as defined below);
B – the Exercise Price (subject to adjustments as set forth below);
C – the number of Exercise Shares covered by the exercised options.

4.7
Notwithstanding the foregoing, the manner of payment of the Exercise Price may be done in any of the following ways, as determined by the Board at its sole discretion in relation to each specific allocation: (A) cash; (B) check; (C) shares of the Company; (d) a combination of each of the foregoing; and/or (E) any other way that the Board decides on.

4.8	An Offeree will not be entitled to receive a fraction of a whole share, and the number of shares that the Offeree will be entitled to receive will be rounded to the closest whole number of the Shares.

4.9
In the case of Share allocation according to this Section, the following terms will apply: the Company will transform into share capital a portion of its profits or of a premium on shares or of any other source included in its equity according to its financial statements, up to the rate of the par value of the Exercise Shares, all as set forth in Section 304 of the Companies Law, 5759-1999 (the “Companies Law”).

If that is not possible, the Offeree will pay only the par value of the Exercise Shares, or the minimum price per Share according to the Exchange’s regulations (whichever the higher). It is hereby clarified that in any case of Share allocation according to this Section, the exercise will be executed in a manner whereby the par value of the Shares is paid (or capitalized, as the case may be) by the Company or by the Offeree, subject to any law (including the provisions of the Companies Law) in relation to distribution.

4.10
If the allocation of the Exercise Shares upon net exercise will be subject to the Offeree paying to the Company the par value of the shares allocated in the exercise or the minimum per share price according to the Exchange’s regulations (whichever the higher), the formula above will be adjusted as follows:

(A-B) / (A-D) C * = the number of shares allocated in the exercising;

A – the fair value of the Share at the Exercise time (as defined below);

B – the Exercise Price (subject to adjustments as set forth below);

C – the number of Exercise Shares covered by the exercised options.

D – the par value of the Share or the minimum per share price of the Exchange’s regulations, as relevant.

4.11
Notwithstanding the foregoing, the manner of payment of the Exercise Price may be done in any of the following ways, as determined by the Board at its sole discretion in relation to each specific allocation: (A) cash; (B) check; (C) shares of the Company; (D) a combination of each of the foregoing; and/or (E) any other way that the Board decides on.

4.12	“Fair value” for the purposes of Sections 4.6 and 4.10 above is the value of the Shares as of a certain date that will be determined according to one of the following options:

a.
If the Shares were registered for trading (whether in Israel or in another exchange), the fair value of the Shares will be determined according to the closing price of the share on the Exchange as of the day preceding the determination day (if the share is not traded on the Tel Aviv Stock Exchange Ltd. the closing price will be a price published by a source that the Board has defined as a reliable source).

b.
In the case of inability to establish the market price according to Subsection A, the fair value of the Share will be determined in good faith by the Board or by an external appraiser who will be appointed by the Board.

5.	Depositing of the Options, the restricted share units and/or the restricted shares with a trustee

5.1
The Option Warrants, the restricted share units and/or the restricted shares will be allocated to the trustee in accordance with the capital gains track through a trustee conditions as stated in Section 11.4 below (the “Trustee”), for the Offerees, after and subject to getting all the confirmations required by law.

5.2
Equity Grants to Offerees who are not tax residents of Israel, to service providers or controlling shareholders may be allocated directly to an Offeree or to a Trustee who will be appointed by the Board, as the Board will decide at its sole, absolute discretion.

5.3
The time of allocation is the later of the day on which the Board approved the allocation of the Option Warrants, the restricted share units and/or the restricted shares, to the Offeree (or a later time as determined by the Board) and the time of fulfillment of all of the suspending conditions for conducting the allocation (including approval by a shareholders meeting, to the extent required by law) (the “Allocation Time”).

6.	The exercise right, restriction and manner of exercising the Option Warrants, the restricted share units and the restricted shares

6.1.
The Eligibility of the Offeree to exercise an Equity Grant will form at the times prescribed in the granting letter subject to the continued employment or engagement (as the case may be) of the Offeree at the company or an affiliated party of the Company (as the case may be) during the vesting period, as determined in the granting letter, and subject to additional conditions as prescribed in the granting letter.

6.2.
Unless otherwise stated by the Board, each of the Offerees will be allowed to exercise according to the conditions of the Plan (including as set forth in Section 9 below) the Option Warrants, in part or in full, from the vesting time of each portion until 10 years after the Allocation Time (the “Exercise Deadline”). If the Exercise Deadline occurs on a day that is not a business day at banks in Israel and a trading day on the Exchange, the Exercise Deadline will be deferred to the business day that is also the closest Exchange trading day after it.

6.3.
An Offeree that will be interested in exercising the Option Warrants to which he is entitled into shares, according to all conditions of the Plan, will provide the Company and the Trustee a written notice, signed thereby, in a form that will be prescribed by the Company (the “Exercise Notice”). The Exercise notice will include inter alia the identity of the Offeree and the number of Option Warrants he is interested in exercising. The discretion on whether to exercise or not and when the duty of paying the Exercise Prices is of each individual Offeree and not that of the Trustee (except for a case in which the exercising is through net exercising as set forth in Section 4 above and to the extent that the Offeree is not required to pay the par value of the shares allocated in the exercising or the minimum per share price according to the regulations of the Exchange (whichever the higher) to the Company).

6.4.
The Offeree will pay the Company the consideration that is due to the Company for the Exercise Shares that will be allocated to the Offeree in accordance with the Exercise Notice in the manner that will be determined by the Company, unless it is net exercising, in which case the provisions of Section 4 as set forth will apply.

6.5.
If the exercising of the Option or restricted share units into Shares constitutes a tax event, and if the Company informs the Offeree that there is a tax liability for the exercising of the Options or restricted share units, the Company will be able to suspend the allocation of the Exercise Shares for these Equity Grants until the Offeree forwards to the Company, in addition, the full tax liability to the Company’s full satisfaction.

6.6.
On the first trading day after the day on which the company receives the Exercise Notice, filled in and signed by the Offeree and the Consideration being paid thereby as set forth in Section 4.6 above (above and hereinafter: the “Exercise Time”), the Company will allocate the Exercise Shares to the Trustee[1], and in the case of net exercising the provisions of Section 4 will apply as set forth.

6.7.	Option Warrants not exercised by the Exercise Deadline (as provided in Section 6.2 above) will expire, will not grant any right to compensation or indemnification and will become invalid.

6.8.	Exercise of the restricted share units into Exercise Shares will be executed as detailed in Section 15.2 below.

1It is clarified that wherever this Plan makes mention of granting the Exercise Shares to the Offeree or to the Trustee for him, as relevant, this refers to registering the Shares for the Offeree or Trustee, as the case may be, at an Exchange member, in such a manner that those shares will be entered in the registry of shareholders of the Company under the name of the registration company.

6.9.
Notwithstanding the foregoing, it is hereby clarified that according to the Exchange’ regulations, the exercise of Options or restricted share units into Shares will not be executed on the effective date for the distribution of bonus shares, an offering by way of rights, distribution of dividend, equity consolidation, equity split or equity reduction (any one of the foregoing will be referred to in this Section a “Company Event”), and such exercise will be deferred to the subsequent trading day.  Additionally, in case the X day of a Company Event occurs prior to the effective date of a Company Event (as these terms are defined in Exchange’s regulations), an exercise of Options or restricted share units into Shares will not be executed on such X day and the exercise will be deferred to the subsequent trading day.

7.	Rights attendant to the Exercise Shares arising from the exercise of Option Warrants and restricted share units

7.1.
The Exercise Shares will bear, immediately upon allocation thereof, equal rights for all intents and purposes, to the ordinary shares existing in the Company’s share capital at the time of this Plan, and will grant, inter alia, the same rights to receive notices and participate in general meetings of the Company, to receive dividends or any other distribution and to receive surplus assets in case of liquidation.

7.2.
In any event where, according to the provisions of the Plan, an Offeree is entitled to be granted rights and/or bonus shares and/or any other right by virtue of the Option Warrants and/or restricted share units and/or Exercise Shares (hereinafter: the “Rights”), and at the effective date for the distribution of such Rights the Option Warrants and/or restricted share units and/or Exercise Shares are held by the Trustee, the Rights will be transferred unto the Trustee, who will withhold tax according to any law, inasmuch as applicable, and all such Rights will be allocated to the Trustee on behalf of the Offerees and held by the Trustee until the lapse of the minimal trust period (as defined in Section 11.4 below) of the Options and/or restricted share units for which the Rights were allocated, and the terms of the tax track will apply to such additional Rights.

7.3.
In any case where the Company will distribute a cash dividend and, at the effective date for such dividend distribution, the Trustee held Exercise Shares on behalf of any Offeree, the Company will transfer unto the Trustee dividend amounts for the Exercise Shares held by the Trustee as aforesaid for each Offeree, the Trustee will withhold tax by law, inasmuch as required, and thereafter transfer the dividend amounts (after tax withholding) unto the Offeree.  Notwithstanding the provisions of Section 7.1 above, as long as, according to the provisions of the Plan, Exercise Shares are held by the Trustee on behalf of the Offerees and have not been transferred to the Offerees, such Shares will not grant any right to receive notices and to participate in general meetings of the Company.

8.	Restrictions on execution of actions respecting the Option Warrants, restricted share units, restricted shares and Exercise Shares

8.1.
The Option Warrants, restricted share units and restricted shares, as the case may be, constitute a personal right which cannot be transferred, assigned, encumbered, whether voluntarily or otherwise (except to the inheritors of a deceased Offeree by way of a last will or inheritance laws, provided that they consent to the terms thereof). The Option Warrants and restricted share units will not be listed for trade on the Exchange.  The restricted shares and the Shares arising from exercise of the Option Warrants and restricted share units will be registered for trade on the Exchange.

8.2.
The Option Warrants, restricted share units and restricted shares, as the case may be, granted to employees who are residents of Israel, will be allocated to the Trustee according to Section 102 of the Income Tax Ordinance.  Accordingly, the Option Warrants, restricted share units and restricted shares, or the Exercise Shares, as the case may be, will be held by the Trustee, according to the provisions of Section 102 of the Income Tax Ordinance, for the duration of the minimal trust period, all as provided in Section 11 below.

8.3.
The Trustee may not transfer the Option Warrants, restricted share units and restricted shares, granted according to this Plan to any third party, including an Offeree, except in accordance with instructions received from the Company and subject to applicable law.

8.4.
The transfer of rights to Option Warrants and/or restricted share units and/or restricted shares and/or Exercise Shares according to a last will or according to inheritance laws will be valid and bind the Company only after the Company has been delivered the following confirmation, signed and certified by a notary:

a.
A written request for transfer and a copy of a legal document creating and affirming the right of such person to act with respect to the estate of the Offeree and which creates or affirms the right of the transferee;

b.
A written consent of the transferee to pay any amount respecting the Option Warrants, restricted share units and/or restricted shares in accordance with the Plan and consent to pay any required amount pursuant to the provisions of the Plan, as well as consent to comply with all provisions of the Plan;

c.
Any other evidence required, in the view of the Board, in order to establish the right for the transfer of Option Warrants, restricted share units and/or restricted shares and/or Exercise Shares, and the validity of such transfer.

The Exercise Shares and the restricted shares (subject to the provisions of Section 14 below) are subject to restrictions according to the provisions of the Company’s articles of incorporation.

9.	Terms of the Plan in case of termination of employment relations or engagement relations

9.1.
In case of termination of employment or engagement relations due to disability or death - the Offeree (or heirs thereof) will be entitled to exercise the matured Option Warrants which have not been exercised into Shares during a period of twelve (12) months following the termination of employment or engagement relations, but in any case no later than the expiration time. The Board is allowed, subject to its sole, absolute discretion, to expedite some or all parts of the Equity Grants that have not yet matured as of the time of termination of the employment or engagement relations owing to disability or death.

9.2.
In case of termination of employment or engagement relations under circumstances which, in the Company’s view, grant it a legal right to terminate the employee without paying severance compensation, including the perpetration of criminal offenses and breach of trust, all Option Warrants offered to the Offeree according to this Plan will immediately expire at the date of giving notice of termination, including those that have matured and which have yet to be actually exercised.

9.3.
At the allocation time, the Board is allowed to decide, at its sole, absolute discretion, that in case of termination of employment or engagement relations, provided that the sum of years of the Offeree’s age and the period of employment with or provision of services to the Company equals or exceeds 75 years, all or only some of the Equity Grants allocated thereto which have yet to mature by the said time of termination of employment or engagement relations, will become mature, and may be exercised into Shares within 12 months after such termination of employment relations or termination of the engagement.

9.4.
Unless otherwise stated by the Board, in the case of termination of employment or engagement relations for any reason that is not described in Subsection 9.1 to 9.3 above, the Offeree will be entitled to exercise only the Option Warrants that have matured through to the termination of his employment or the termination of his engagement that have yet to be exercised into Shares, and which have not yet expired, and they will be exercisable over a period of 90 days from that day. The remaining Option Warrants will expire at the time of termination of his employment or engagement with the Company.

9.5.
The Board is allowed, subject to its sole, absolute discretion, to take various steps towards any Equity Grant and to expedite some or all of the Equity Grants that have not yet matured as of the time of termination of the employment or engagement relations.

9.6.
The Offeree’s right to the Equity Grants granted to him under this Plan or to the exercise thereof will not end or expire or be expedited solely due to the fact that such an Offeree has been transferred to work as an employee, as a service provider or as an officeholder of from the Company to an affiliated party thereof, or vice versa.

9.7.	The Board may change the provisions of this Section 9 (and/or any one thereof) at its absolute discretion.

9.8.
In this Section 9, the date of termination of employment relations is the end date of the employee-employer relations between the Offeree and the Company, or the ending of the advance notice period (or adjustment period, if any), whichever the later.

9.9.
With respect to a service provider – the time of termination of the engagement is the time of conclusion of the service provision agreement (in the case of the Offeree providing services to the Company, including through a company under his control, by way of a service provision agreement), or the occurrence of a termination of engagement event as defined in the engagement agreement with the Offeree.

9.10.
In case the engagement with the Company of an Offeree who served as director in the Company at the time of allocation is terminated, for any reason whatsoever, the provisions of Sections 9.1-9.7 above will apply, mutatis mutandis.  For purposes of Section 9.8 – the “date of employment relations termination” will be considered, in the case of directors - as the day of termination of a director’s term of office, for whatever reason.

9.11.	In the case of termination of employment or engagement relations of an Offeree in the Company who was granted restricted shares, the provisions of Section 14.7 below will apply.

9.12.	In the case of termination of employment or engagement relations of an Offeree in the Company who was granted restricted share units, the provisions of Section 15.4 below will apply.

10.	Sale event

10.1.
Without derogating from the general power of the Board under the Plan, and subject to the approvals of the lawful competent organs, to the extent required, in relation to the case of a sale event, the board will have the power at the time of allocation of the Equity Grants and/or around the time of occurrence of a sale event, to take the following steps in relation to some or all of the outstanding Equity Grants, without giving advance notice and without getting the approval of the Offerees:

a.
Determine that the Equity Grants will be replaced or converted into equivalent Equity Grants of the successor company, or an affiliated company of the acquiring company, in a sale event, under the conditions that the Board will prescribe or under the conditions that will be prescribed by the successor company.

b.
Determine that the Offerees will have a right to exercise the Equity Grants for the parts that have yet to mature and/or are not yet exercisable, under conditions that the Board will prescribe (considering the original conditions of that Equity Grant) and that all parts of the Equity Grants that have not yet matured and/or have not been exercised immediately before the closing of the sale event will be cancelled.

c.
Determine that the vesting period will be expedited and that the additional exercising conditions, if any, will be considered as having been fulfilled (subject to closing of the sale event), under conditions that the Board will prescribe (considering the original conditions of that Equity Grant) and that all parts of the Equity Grants that have not yet matured and/or have not been exercised immediately before the closing of the sale event will be cancelled. For the removal of doubt, the foregoing does not derogate from the power of the board to establish in advance at the time of allocation of the Equity Grants, subject to the fulfillment of appropriate provisions in the granting letter, that at the time of occurrence of a sale event, the Equity Grants that have not yet matured as of the time of closing the sale event will be expedited.

d.
Determine that the Equity Grants will be cancelled at the time of the sale event without any consideration or in exchange for cash or other consideration that is equal to: (i) the number of shares covered by the Equity Grant, times (ii), the difference, if any between the fair value of the Company’s Share at the time of the sale event and the exercise price of the Equity Grant, subject to the condition that if the fair value of the Share at the time of the sale event is not greater than the exercise price of the Equity Grant, the Board is allowed to cancel the Equity Grant without paying any consideration at all.

e.
Determine for any Equity Grant that has yet to mature and/or that cannot yet be exercised, that it will be cancelled without consideration, even if the fair value of the Company Share at the time of the sale event is higher than the exercise price of that Equity Grant.

10.2.
Any cash or other consideration that will be given for cancellation of an Equity Grant may be subject, at the discretion of the Board, to the following conditions: (i) maturation conditions that are identical in nature to those that occurred for the Equity Grant that was cancelled immediately before the sale event; and/or (ii) other conditions, including conditional consideration arrangements and depositing in trust, to the extent that these conditions apply to the consideration paid to the shareholders within the sale event.

10.3.
Notwithstanding the foregoing, in any other case in the Plan, in the case of a sale event, the Board is allowed to decide, at its sole, absolute discretion, that at the time of completing the sale event, the conditions of any Equity Grant will be changed, amended or cancelled, as the Board sees fit in good faith.

10.4.
Notwithstanding the statements anywhere else in the Plan, the Board’s powers and ability to exercise its powers under this section, owing to them being an inherent characteristic of the rights of the Offerees under the Plan, (i) will not be restricted in any form by adverse consequences (taxation or otherwise) that the Offerees may bear; and (ii) will not be considered as an adverse change or amendment of the rights of the Conferees under the Plan, and any adverse consequence that the exercising of these rights may have will not be considered as an adverse change or amendment of the rights of the Offerees under the Plan, and these powers may be exercised without the consent of the Offerees.

10.5.
The Board is allowed to take various steps towards any Equity Grant, and take various steps in relations to different Equity Grant classes, or in relation to Equity Grants that are exercisable and those that are not. Also, the Board is allowed to establish a different sum or type of consideration that will be distributed within the sale event to different offerees.

10.6.	The decisions of the Board pursuant to Section 10.5 above will be final and will bind all Offerees.

10.7.
If thus resolved by the Board, the Offerees will be subject to the final agreement within the sale event applying to the shareholders of the Company, including those conditions, representations, undertakings, restrictions, waivers, indemnifications, participating in expenses and trust arrangements, as the Board will decide. Each Offeree will sign the documents he has been requested to sign by the Company, the successor company or the acquirer within the sale event. Signing of these documents may be a condition to substitution of the Equity Grants, receiving consideration for the Equity Grants or exercising of the Equity Grants according to this Section 10.

A “sale event” for the purposes of this section is (A) sale, including substitution, of all or the vast majority of the Company’s assets, or sale, including substitution, of all or the vast majority of the Company’s Shares, or acquisition of all or a major proportion of all of the Shares of the Company held by the remaining shareholders who are not related to the acquiring party, whether in a single transaction or a series or related transactions; (B) merger (including tripartite merger or reciprocal tripartite merger or any other arrangement whose financial meaning is merging of the Company with another corporation); (C) a series of transactions whose aim is a sale or merger as set forth in Subsection A-B above; (D) another transaction for which the Board has determined that it is a sale event subject to Section 10 above; except for transactions enumerated in Subsections A-C above, for which the Board has determined that they will be excluded from the definition of a “sale event”, and accordingly, from being attended to in Section 10.1 above.

“Successor company” for the purposes of this section is an entity into which the Company has merged, or to which assets of the company have been transferred, or which has acquired the vast majority of the assets or ordinary Shares of the Company.

10.8.
Liquidation. In the case of liquidation of the Company, all of the outstanding Equity Grants of the Company will expire immediately prior to the liquidation being performed. The Board is allowed, at its sole, absolute discretion and subject to the approval of the competent organs of the Company, to the extent required, to declare that a certain Equity Grant or all Equity Grants will expire on another date and grant each Offeree a right to exercise his Equity Grant, in part or in full, for the part of the Equity Grant for which eligibility has not yet formed.

11.	General tax consequences and provisions related to Equity Grants pursuant to Section 102 of the Income Tax Ordinance in the capital gains with trustee track

A breakdown of certain provisions in relation to tax for allocation of the Options and/or restricted share units and/or restricted shares, and exercising thereof, is provided below:

11.1.
Any tax  liability for the allocation of the Options and/or the restricted share units and/or the restricted shares to the Offerees (including income tax, capital gains tax, national insurance and health tax) and any other mandatory payment applying to granting of the Option Warrants and/or the restricted share units and/or the restricted shares, exercise thereof or sale of the Exercise Shares and/or the restricted share units and/or the restricted shares and/or the released shares, will be borne by the Offerees. The Trustee, the Company or an affiliated party thereof, will be allowed to withhold any sum that must be withheld at source by law. The Company and/or the Trustee will not allocate to the Offeree the Exercise Shares pursuant to the Equity Grants prior to payment of the entire tax liability of the Offeree.

11.2.	The Offeree consents and undertakes to obey any taxation decision or other arrangement with the Tax Authority that will be approved by the Company.

11.3.
The Company does not make any commitment to any particular taxation track applying to the Equity Grants. If a different tax track applies to the Equity Grants than that intended for them, the tax consequences will be borne by the Offeree only. The Company and/or an affiliated party thereof will not bear any liability in relation to the manner in which the Equity Grant is treated for tax purposes, even if the grant is intended to be subject to a certain form of treatment or tax scheme. This section will supersede any classification of the Equity Grant in the granting letter, in the resolutions of the Company or other documents, and no classification of a grant for tax purposes that will be made in these documents will bind the Company.

11.4.
The Option Warrants and/or restricted share units and/or restricted shares allocated to Offerees in Israel will be subject to the provisions of Section 102 of the Income Tax Ordinance and all Regulations enacted thereunder (jointly, above and below: “Section 102”).  The Company has opted for the allocation to employees who are residents of Israel will be via a trustee, in the capital gains track.

11.5.	The provisions of Section 102 in relation to the capital gains track provide, inter alia, as of the time of this Plan, as follows:

a.
The Options and/or restricted share units and/or restricted shares and the Shares received from the exercise of the Options and/or restricted share units will be held by a trustee for a period of no less than two years after the Allocation Date;

b.	The income obtained by the employee from the allocation of the Options and/or restricted share units and/or restricted shares will not be taxable at the time of allocation;

c.
The tax liability of the employee respecting the “benefit value portion” at the Allocation Date of the Options and/or restricted share units and/or restricted shares will be calculated according to the marginal tax rate applying to him.  For this purpose, the “benefit value portion” will be calculated according to the average value of the Company’s Shares on the Exchange in the 30 trading days preceding the Allocation Date of the Options and/or restricted share units and/or restricted shares, after deduction of the cost of exercising the Options and/or restricted share units and/or restricted shares, as the case may be;

d.	The remaining benefit value will be taxed at the rate applying to capital gains according to Section 102 (currently 25%);

e.
In the allocation of Options and/or restricted share units and/or restricted shares as aforesaid, the company employing the Offeree may be allowed a payroll expense at the amount of the employee’s income, to which tax will apply according to the marginal tax rate.  With respect to the employee’s benefit value subject to the tax rate applying to capital gains according to Section 102 (currently 25%), the company may not enter an expense for tax purposes. The aforesaid should not be viewed as taxation advice, and each Offeree should examine the taxation status applicable to thereto and decide whether and how to act according to their specific personal circumstances.

f.
In the case of 102 grants through a trustee not fulfilling the conditions of Section 102 of allocation through a trustee in a capital gains track, these Equity Grants will be classified as Equity Grants that are not through a trustee in accordance with the provisions of Section 102 or as Equity Grants in accordance with Section 3(I) of the Income Tax Ordinance, as relevant, and the tax consequences will be borne by the Offeree.

11.6.	Accordingly:

a.	No allocation will be made to employees until after the conditions required in the provisions of the capital gains track in Section 102 of the Income Tax Ordinance have been fulfilled.

b.
Prior to the allocation of the Option Warrants and/or restricted share units and/or restricted shares to the employees, the Company will engage with a trustee (the “Trustee”), who will hold the Option Warrants and/or restricted share units and/or restricted shares in trust on behalf of the employees until exercise of the Option Warrants and/or restricted share units (or the expiration thereof, as the case may be), or until the lapse of the restriction of the restricted shares, as the case may be, and will also hold the Exercise Shares received by the exercise of the Option Warrants and/or restricted share units and the restricted shares until the lapse of at least 24 months after the day of allocation to the Trustee (the “Minimum Trust Period”).

11.7.
Notwithstanding any provision to the contrary in this section, it is clarified that the transfer of Exercise Shares and/or restricted shares and/or released shares from the Trustee to an Israeli employee or from an Israeli employees to any third party (including the sale thereof) will only be possible after the lapse of the Minimal Trust Period and payment of the applicable tax.  Notwithstanding the foregoing, a transfer of Exercise Shares and/or restricted shares and/or the released shares may be allowed even prior to the lapse of the Minimum Trust Period, after payment or withholding of tax inasmuch as required, and will be executed in accordance with the provisions, terms and arrangements as agreed upon between the Company and the Trustee, subject to the provisions of Section 102 or the provisions of any law and to any agreement with tax authorities.

11.8.
Notwithstanding all the provisions above and below, Offerees according to this Plan may also include Offerees whose place of residence and employment is outside Israel, and therefore the provisions of Section 102 may not apply to them. If the Options and/or restricted share units and/or the restricted shares for these Offerees are deposited at the time of their allocation with the Trustee, the exercising of the Options and/or restricted share units and/or the restricted shares will be through the Trustee in the manner prescribed in this Plan without the restrictions in Section 102 applying.

11.9.
The contents of this Section 11 above do not presume to be an authorized interpretation of statutory provisions relating to the taxes which may apply in connection with the granting of Options, restricted share units and restricted shares to the Offerees, and does not substitute legal and professional advice on the matter.  Each of the Offerees (including Offerees as specified in Section 11.4 above) should consider the various tax implications aspects and consequences and consult their professional advisors, including legal and taxation advice, taking into account their particular circumstances.

12.
Additional provisions on the matter of Equity Grants pursuant to Section 102 of the Income Tax Ordinance that are not through a trustee and Equity Grants pursuant to Section 3(I) of the Income Tax Ordinance

12.1.
Equity Grants pursuant to Section 102 of the Income Tax Ordinance that are not through a trustee and Equity Grants pursuant to Section 3(I) of the Income Tax Ordinance may be allocated directly to the Offeree or to the Trustee who will be appointed by the Board, as the Board will decide by its sole, absolute discretion. If the Board decides to allocate these Equity Grants to the Trustee to the benefit of the Offeree, the provisions of the Plan will apply, mutatis mutandis.

12.2.
In the case of the Offeree being allocated a grant pursuant to Section 102 of the Income Tax Ordinance other than through a trustee or an Equity Grant pursuant to Section 3(I) of the Income Tax Ordinance, then at the time of termination of the employment and/or provision of services, the Offeree will deposit a bond to secure payment of the tax liability in relation to that Equity Grant, to the satisfaction of the Company.

13.	Adjustments for distribution of bonus shares and/or allocation by way of rights and/or splitting and/or joinder of equity and/or distribution of dividends

13.1.
Issue of bonus shares. If the company distributes bonus shares after the allocation of Option Warrants or the restricted share units according to this Plan, then the number of Exercise Shares for exercising of the Option Warrants or restricted share units that have not yet been exercised into shares and that have not yet expired through to the date of reference for the right to receive bonus shares will be increased, by adding the appropriate number, at no extra cost, of Shares to which the Offeree would have been entitled as bonus shares had he exercised the Options or the restricted share units that had not yet been exercised into Shares through to the date of reference for the right to receive bonus shares, immediately before the time of reference for the time of distribution of the bonus shares. It is clarified that the exercise price of the options or the restricted share units (if prescribed) will not change in the case of distribution of bonus shares, however, the payment for each Share will be decreased accordingly pursuant to the increase in the number of Shares arising from any Option or restricted share unit.

13.2.
Issue of rights. If the company offers its shareholders securities of any type by way of issuing rights, the exercise right of the Option Warrants or restricted share units (if set) will not be adjusted, however, the number of Exercise Shares for exercising of the Option Warrants or restricted share units that have not yet been exercised into shares on the date of reference for the right to acquire rights in an issue of rights will be adjusted according to the bonus component embodied in the rights that will be calculated in accordance with the directions of the Exchange as they will be on the date of reference.

13.3.
Changes in equity. In any case of splitting or joinder of the share capital of the Company, or any corporate equity event of fundamentally similar character, the Company will make the changes or adjustments required for prevention of dilution or increasing of rights of an Offeree within the Plan in relation to the number and class of Exercise Shares for the Options or restricted share units that have not yet been exercised by the Offeree and/or in relation to the exercise price of each Option or restricted share units (if established).

13.4.
Dividend distribution. As long as the Board has not determined otherwise, if the Company distributes dividend in cash whose date of reference for distribution occurs after allocation of the Option Warrants pursuant to this Plan, then on the X day, the exercise price of Option Warrants that have not yet been exercised and that have not yet expired as of that time will be reduced by the sum of the per share dividend (gross), according to its sum in ILS. For the removal of doubt, the exercise price will not be less than the par value of the share in any case. It is clarified that the provisions of this Section 13.4 will not apply to Offerees who are not tax residents of Israel and/or who are subject to U.S. tax laws. Adjustments for distribution of dividends made for restricted shares will be performed according to Section 14.5 below.

13.5.
In any case of the adjustments set forth in this section resulting in the Company having to allocate fractional shares, the Company will not allocate such fractional shares, and the number of Shares that will be allocated to the Offeree will be rounded to the closest whole number of shares.

13.6.
It is clarified that the right of the Offeree to additional Exercise Shares as a result of adjustments according to the provisions of this Section 13 will only apply at the Exercise Time of the Option Warrants or restricted share units.

14.	Shares and restricted shares

14.1.
Subject to the sole discretion of the Board, the Board will be allowed to grant, according to this Plan, Shares and/or restricted shares, as defined below, instead of or in addition to any other grant of Options. The Shares and/or the restricted shares will be granted in exchange for a sum equal to the par value of the Company’s Shares. Notwithstanding the foregoing, the Board is allowed to determine, at its sole discretion, that the Offerees will not pay the par value of the Shares and/or the restricted shares upon their granting and that the Company will capitalize part of its profits into share capital or will act in any other way permitted by law in the case of issue of shares in exchange for a sum lower than their par value, in accordance with the applicable law, including according to Section 304 of the Companies Law.

14.2.
Restricted shares are shares that are subject to restrictions in transferability and that may not be transferred or sold until the end of their vesting period and removal of the restrictions applying to them (the “Restricted Shares”). Upon the end of the vesting period of any Restricted Share and fulfillment of the additional conditions for its maturation, if applicable, the restriction applying to that share will be released automatically and it will become an ordinary Share of the Company (the “Released Shares”).

14.3.	The Board will be allowed to grant performance dependent Restricted Shares, according to the parameters as will be determined thereby.

14.4.
The Exercise Shares will bear, immediately upon allocation thereof, equal rights for all intents and purposes, to the ordinary shares existing in the Company’s share capital at the time of this Plan, and will grant, inter alia, the same rights to receive notices and participate in general meetings of the Company (subject to the statements in Section 14.6 below), to receive dividends (subject to the statements in Section 14.5 below) or any other distribution and to receive surplus assets in case of liquidation.

14.5.
Notwithstanding the foregoing, a dividend that has been distributed for Restricted Shares that have not yet matured will be held by the Trustee until the maturation date of the Restricted Shares for which the dividend has been distributed and will be transferred thereafter to the Offeree, after withholding statutory tax at source by the Trustee. A dividend that has been distributed for Restricted Shares that have not yet matured will be transferred directly to the Offeree, after withholding statutory tax at source by the Trustee.

14.6.
Voting rights. As long as the Restricted Shares have not matured according to the provisions of the Plan and the restrictions applying to them are not removed, the right of vote using them will be conferred to the Trustee only. The Trustee will not be required to exercise his voting right. After the maturation of the Shares, the statements in Section 7 of this Plan above will apply.

14.7.	Termination of employment or engagement relations

14.7.1.
Unless otherwise resolved by the Board, at the time of termination of the employment or engagement relations, all of the Restricted Shares that were allocated to the Offeree pursuant to this Plan and whose vesting period has not yet ended will be transferred to the Company without consideration. Also, the dividends distributed for Restricted Shares that have not yet matured as set forth and held by the Trustee will also be returned to the Company. The Restricted Shares that have matured will be transferred to the Offeree (will not be returned to the Company), and accordingly the dividends distributed for them will be transferred to the Offeree. Notwithstanding the foregoing, Restricted Shares whose maturation is contingent upon performance conditions without mandatory continued employment or service in the Company, as relevant, will not be returned to the Company at the time of termination of the employment or engagement relations, but at the time of nonfulfillment of the said performance conditions.

14.7.2.
In case of termination of employment or engagement relations under circumstances which, in the Company’s view, grant the Company a statutory right to terminate the Offeree without paying severance compensation, including the commission of criminal offenses and breach of trust, all Restricted Shares that have matured and that have not yet been sold or transferred and the dividends for them will also be returned to the Company immediately, without consideration.

14.7.3.	The provisions of Section 9.3 on the matter of expediting the maturation of Restricted Shares will apply as relevant to Section 14.

15.	Restricted share units

15.1.
Subject to the sole discretion of the Board, the Board will be allowed to grant, according to this Plan, Restricted Share Units, as defined below, instead of or in addition to any other grant of Options. At the Exercise Time, the Offerees will pay a sum equal to the par value of the Company’s Shares that will result from the said exercising. Notwithstanding the foregoing, the Board is allowed to determine, at its sole discretion, that the Offerees will not pay the par value of the Restricted Share Units upon their granting and that the Company will capitalize part of its profits into share capital or will act in any other way permitted by law in the case of issue of shares in exchange for a sum lower than their par value, in accordance with the applicable law, including according to Section 304 of the Companies Law.

15.2.
A Restricted Share Unit is a right to receive a Share of the Company, after the end of the vesting period of that Restricted Share Unit and removal of the restrictions applying to it, without any additional action on the part of the Offeree (without giving an Exercise Notice). Upon the end of the vesting period of any Restricted Share Unit and fulfillment of the additional conditions for its maturation, if applicable, the Restricted Share Unit will be exercised automatically or will become a transferrable Share that is released from any restriction, subject to payment of its par value by the Offeree to the Company (“Restricted Share Unit ”).

15.3.	The Board will be allowed to grant performance dependent Restricted Share Units, according to the parameters as will be determined thereby.

15.4.	Termination of employment or engagement relations

15.4.1.
Unless determined otherwise by the Board, in the case of termination of the employment or engagement relations between the Offeree and the Company, for any reason (including in the case of death or disability), all of the Restricted Share Units that were granted to the Offeree and whose vesting period has not yet elapsed through to the time of termination of the employment or engagement relations, will immediately expire and will no longer have any legal effect. Notwithstanding the foregoing, Restricted Share Units whose maturation is contingent upon performance conditions without mandatory continued employment or service in the Company, as relevant, will not expire at the time of termination of the employment or engagement relations, but at the time of nonfulfillment of the said performance conditions.

15.4.2.
In case of termination of employment or engagement relations under circumstances which, in the Company’s view, grant the Company a statutory right to terminate the Offeree without paying severance compensation, including the commission of criminal offenses and breach of trust, all Exercise Shares arising from the exercising of the Restricted Share Units and that have not yet been sold or transferred and the dividends for them will also be returned to the Company immediately, without consideration.

15.4.3.	The provisions of Section 9.3 on the matter of expediting the maturation of Restricted Share Units will apply as relevant to Section 15.

16.	Undertakings of the Offerees

Upon the allocation of the Option Warrants, Restricted Share Units or Restricted Shares, the Company will provide each Offeree a granting letter in relation to the number of Option Warrants, Restricted Share Units or Restricted Shares that each Offeree is entitled to receive within the Plan. At the time of receiving Option Warrants, Restricted Share Units or Restricted Shares, according to the Plan, the Offeree will undertake and declare as follows: (1) he agrees and confirms that he has received and read the Plan and the granting letter and that he consents to all of their conditions, including but not limited to his consent to bear all of the tax liabilities and other mandatory payments that will arise from offering and allocating the Option Warrants, the Restricted Share Units or Restricted Shares, the exercise or sale of the Exercise Shares and/or the Released Shares, as the case may be, including consenting to and empowering the Company to withhold at source (including if required, from the number of Option Warrants, Restricted Share Units or Restricted Share and/or the Exercise Shares and/or the Released Shares, as the case may be), any tax as set forth that will apply; (2) that he undertakes to fulfill, to the extent applicable to him, all of the conditions set forth in Section 102 (including provisions in relation to the tax track), the rules of Section 102, the Plan, the granting letter and the trust agreement; (3) that to the extent applicable to him, he is subject to the provisions and terms of Section 102 and the conditions and undertakes not to sell or take the Exercise Shares or the Restricted Share and/or the Released Shares out of the trust before the end of the Minimum Trust Period; and (4) the undertaking of the Offeree to follow the exercising procedure of the Option Warrants, the Restricted Share Units or the Restricted Shares and the sale of the Exercise Shares or the Restricted Share and/or Released Shares, as the case may be, as will be agreed to between the Company and the Trustee.

17.	Applicable law

17.1.
The Plan and any documents attendant thereto that have been delivered or signed by the Company or an affiliated party thereof in relation to the Plan, will be interpreted, managed and will be subject to the Laws of the State of Israel.

17.2.	The allocation of the Options, the Restricted Share Units and the Restricted Shares according to this Plan is subject to receiving the confirmations and permits required by law.

18.	Power of the Board of the Company

18.1.
Subject to statutory provisions and getting the approvals of the required organs, to the extent required, the Board of the Company is authorized to interpret the provisions of the Plan and give any supplementary or clarifying provision in relation to the execution of the Plan, to the extent required at its discretion.

18.2.
Without derogating from the entirety of the foregoing, it is clarified that subject to any statute[2], the Board of the Company is authorized, at its sole discretion, to exercise all powers required for managing the Plan, including establishing the identity of the Offerees, establishing the number of Options, the Restricted Share Units and the Restricted Shares that will be allocated to each of the Offerees, establishing the allocation dates, establishing the exercise price, establishing the vesting period, the expiration date of the Option Warrants, conditions for removal of the restrictions applying to the Restricted Shares, and in special cases in which the Board sees fit to do so, to expedite the maturation times of the Option Warrants, the Restricted Share Units and the Restricted Shares that have not yet matured (in part or in full), in relation to some or all of the Offerees. The Board is also authorized, at its sole, complete discretion, to establish any other resolution that is required or related to the Plan, whether stated in this Plan or not.

18.3.
Also, subject to any statute, the Board of the Company is authorized, at its sole discretion, to correct the provisions of the Plan (and the documents attendant thereto) and/or replace and/or terminate and/or cancel it at any time, as it sees fit. It should also be clarified that the Company will be entitled to change the conditions of the Plan for allocations that have been made for the Offerees, without the consent of the Offerees, as long as the conditions of the Equity Grants that have already been allocated will have no change made in them that may materially and adversely impact the rights of the Offerees. The Board will determine, at its sole discretion, whether a particular change materially and adversely impacts the rights of the Bidders.

18.4.
The Board is allowed to delegate to its compensation and human resources committee and reserve for specific Offerees (who are not officeholders) the Options, the Restricted Share Units and the Restricted Shares that will be allocated to the Trustee, according to and subject to the provisions in Section 288(B)(1) of the Companies Law and the applicable law.

2 The statements in this section do not derogate from the powers of the compensation and human resources committee pursuant to any statute or the procedures of the Company.

18.5.
The Company is entitled to adopt appendixes to the Plan that will prescribe specific conditions in relation to the allocation of Equity Grants in certain countries. In the case of contradiction between the statements in such an appendix and the Plan, the statements in the appendix will take precedence. Appendixes to the Plan will only apply to the Equity Grants that will be given to the Offerees in the relevant country. The adoption of such an appendix will be subject to approval of the Board, and if required by the Board or a relevant statute, it will also be subject to the approval of the competent organs of the Company, as the case may be.

19.	Period of and changes in the Plan

19.1.
The Plan will expire at the earlier of (1) the time at which the Board decides to end the Plan’s period, subject to its discretion and subject to passing a resolution not cancel the Plan; or (2) expiration of all of the Options, the Restricted Share Units that have been allocated according to the Plan due to a sale event as defined above or as a result of any other event, subject to the discretion of the Board and subject to making a decision to cancel the Plan; however, all Options, Restricted Share Units that have been allocated according to the Plan and not yet exercised in the case set forth in Subsection (1) above will continue to be valid according to the statements in the Plan, and all of the directions in the Plan will continue to apply to them.

19.2.
The Board may, from time to time, extend, terminate or change this Plan in any form it wishes, including updating the vesting period, the Exercise Times as it sees fit, and to decree on any question of policy, efficiency, interpretation and application that may arise due to the enactment of the Plan.

20.	No undertaking to continue the transaction or engagement

Granting of the Options, the Restricted Share Units and the Restricted Shares to Offerees according to this Plan will not be interpreted as imposing liability on the Company and/or an affiliated party thereof to engage with or continue to employ any of the Offerees and/or as restricting them from terminating the employment or engagement of any of the Offerees and/or as granting an Offeree a right to continue to be employed.

21.	Reserved shares

The Company will take care to keep in its registered equity a sufficient number of shares for allocation of Options, Restricted Share Units and Restricted Shares according to this plan.

The Board will be allowed to establish, before the allocation of the Option Warrants, the Restricted Share Units or the Restricted Shares according to this Plan, that subject to any statute, the shares that will arise from the exercising of the Option Warrants or the Restricted Share Units and the Restricted Shares that will be allocated, will be out of treasury stock (as defined in Section 308 of the Companies Law) held by the Company.

22.	Notice of the Plan

Any notice from the Company to the Offerees will be given by written notice that will be delivered to each of the Offerees at his workplace or address registered at the Company or at his email address.

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